Exhibit 3.1

[The text below is a translation of the Hebrew version of this document, and therefore may differ from the Hebrew version]

Articles of Association

Of

Brainsway Ltd. (as amended)

Introduction

1.

1.1	In these Articles, except if the context of the matter requires otherwise-

“Person” or “Persons”	Including a corporation;
“In Writing”	In writing, printed, by typewriter, by photocopy, by telex by facsimile or in any other form that can be read;
“Registered Shareholder”	A shareholder as defined in section 177 (2) of the Law;
“An Unregistered Shareholder”	A shareholder as defined in section 177 (1) of the Law;
“The Company”	Brainsway Ltd.;
“The Law” or the “Companies Law”	The Companies Law – 1999, as shall be in force from time to time, and the regulations that shall be enacted by its virtue;
“The Secretary”	Whoever shall be appointed as the secretary of the Company;
“The Registry” or the “Shareholders Registry”	The Shareholders Registry of the Company that must be conducted according to the Law;
“The Office” or the “Registered Office”	The Company’s office, which shall be registered at the Registrar, as shall be in force from time to time;
“The Ordinance” or the “Company’s Ordinance”	The Companies Ordinance (New Version) – 1983, as it shall be in force from time to time, and the regulations that shall be enacted by its virtue:

“Ordinary Majority”
An ordinary majority of all the votes of the shareholders present in the general meeting or the meeting of a type of share, respectively, that are entitled to vote and who voted in it, without taking into consideration the abstained votes;

“Year” or “Month”	In respect to the Gregorian calendar;
“Corporation”	Company, partnership, cooperative society, non profit organization and any other entity that is incorporated or not incorporated;
“These Articles” or the “The Articles”	The Articles of Association that were drafted in this document, as amended from time to time;

1.2
Any term in these Articles of Association which was not defined in this Article above, shall have the meaning that was given to it in the Companies Law, unless this contradicts a written subject or its contents; words in singular – mean also plural, and the opposite, words in the male gender – mean also the female gender.

1.3	The titles in these Articles of Association are intended for convenience only and are not intended for its interpretation.

1.4
In any place in these Articles where it was stipulated that its provisions shall apply subject to the provisions of the Ordinance and/or subject to the provisions of the Companies Law and/or subject to the provisions of any law, the intention is to the provisions of the Ordinance and/or the provisions of the Companies Law and/or the provisions of any law, that cannot be qualified, unless the context of matter requires otherwise.

1.5
The provisions that may be qualified in the Companies Law shall apply to the Company, insofar as it was not stipulated otherwise in these Articles of Association and insofar as there is no contradiction between them and the provisions of these Articles of Association.

The Name of the Company

2.	The name of the Company is Brainsway Ltd.

Limitation of Liability

3.	Limited Liability

3.1
The liability of a shareholder of the Company to the Company’s obligation  shall be limited to the amount paid by such shareholder for the shares held by him (including any premium), but not less than the par value of the shares held by such shareholder; provided, however, that if the shares held by such shareholder were issued to him for less than their par value (in accordance with applicable law), then such shareholder's obligation shall be limited to the amount paid by such shareholder for the shares held by him.

3.2	The Company may not change the shareholders’ liability or to force any of its shareholders to purchase additional shares, without the consent of the shareholder.

The Objectives of the Company

4.	The Company's objectives are:

4.1	Research, development, marketing and sales of medical devices which are designated for treatment in the human brain.

4.2	To engage in any legal engagement, subject to the discretion of the Board of Directors and the management of the Company.

Donations

5.
The Company is entitled to donate reasonable amounts for worthy causes, even if the contribution is not within the framework of the business considerations of the Company. The Board of Directors is authorized to determined, according to his discretion the donation sums, the objectives for which they will be made, the identity of the donation receiver and any other term in respect to this.

The Registered Office

6.	The Registered Office of the Company shall be at an address which shall be determined by the Board of Directors, as this shall change from time to time.

The Articles of Association

7.	The Company is entitled to change these Articles of Association by a resolution adopted in the general meeting by an ordinary majority.

8.
A resolution that was adopted by a the majority required for changing the Articles of Association, as mentioned in Article 7 above, that changes the provisions of these Articles of Association, shall be considered as a decision to change these Articles of Association, even if this was not specifically mentioned in the decision.

9.
Subject to the provisions of the Companies Law, changes in these Articles shall be valid from the date the resolution was adopted to this effect in the Company or at a later date that was stipulated in the resolution.

Registered Share Capital

10.
The registered share capital of the Company is NIS 2,000,000 divided into         ordinary shares, par value NIS       per share (hereinafter: the “Ordinary Shares”). The Company is entitled to change the registered share capital in accordance with the provisions of the Companies Law and these Articles of Association.

The Shares

11.
Each share in the ordinary share capital of the Company shall have equal rights, for all intents and purposes, to any other ordinary share in the Company, including the right to dividends, to bonus shares and to the participation in the division of the surplus of the Company’s assets upon liquidation, relative to the par value of each share, without taking into consideration any premium which was paid in respect to each share, all subject to the provisions of these Articles of Association.

12.	Each Ordinary Share confers upon the owner the right to participate in the general meeting of the Company and one vote when voting.

13.

13.1
A shareholder in the Company is whoever is registered as a shareholder in the Shareholders Registry, or whoever a share is registered in his favor at a member of the stock exchange and this share is included among the shares registered in the Shareholders Registry of the Company in the name of a Nominee Company.

A shareholder who is a trustee shall report this to the Company, and the Company shall register it in the shareholders’ registry, mentioning his trust, and he shall be regarded in respect to the Companies Law as a shareholder. Without derogating from the aforesaid, and subject to the provisions of these Articles of Association, the Company shall recognize the trustee as mentioned, as shareholder, for all intents and purposes, and it shall not recognize any other person, including the beneficiary as having any right in the share. Without derogating from the aforesaid, and subject to the provisions of these Articles of Association, except for the shareholders in the Company, as mentioned above, a person shall not be recognized by the Company as having any right in a share and the Company shall not be connected and it shall not recognize any benefit according to equity law or a trust relationship or a worthy right, future or partial in any share or in any benefit whatsoever in a fraction of a share or any other right regarding a share except for the right of a shareholder as mentioned above, to a whole share, except if an authorized court instructs otherwise.

13.2
Without derogating from the aforesaid, and subject to the provisions of these Articles of Association, except for the shareholders in the Company, as mentioned in Article 13.1 above a person shall not be recognized by the Company as having any right in a share and the Company shall not be connected and it shall not recognize any benefit according to equity law or a trust relationship or a worthy right, future or partial in any share or in any benefit whatsoever in a fraction of a share or any other right regarding a share except for the right of a shareholder as mentioned in Article 13.1 above, to a whole share, except if an authorized court instructs otherwise.

Share Certificate

14.
The certificates that indicate the ownership right of shares shall bear the stamp of the Company and the signatures of one director together with the signature of the general manager of the Company or together with the signature of the secretary of the Company or the signatures of two any two people that shall be appointed for this purpose by the Board of Directors.

The Board of Directors is entitled to decide that the signature or signatures as mentioned shall be done by any mechanical way, as shall be determined by the Board of Directors.

15.	Except if the issue terms of shares determine otherwise:

15.1
Any Registered Shareholder is entitled to receive from the Company, at his request, within a period of two months after the issue or registration of the transfer, respectively, one certificate that indicates the ownership of the shares registered in his name, or at the consent of the Company, a number of certificates as mentioned.

15.2
A Nominee Company is entitled to receive from the Company, at its request, within a period of two months after the issue or the registration of the transfer, respectively one certificate that indicates the number of shares and the type of shares registered in its name in the Shareholders Registry.

16.	Subject to the provisions of the Companies Law, each certificate shall specify the quantity of shares for which it was issued, their serial numbers and their par value.

17.
A certificate that refers to a share registered in the name of two or more, shall be given to whoever’s name appears first in the Shareholders Registry, in respect to this share, unless the Company shall instruct all of the Registered Shareholders of that same share, in writing, to deliver it to another registered owner.

18.
If a share certificate was destroyed, ruined, lost or harmed, the Board of Directors is entitled to order its cancellation and to issue a new certificate in its place, provided that the share certificate that was furnished to the Company was destroyed by it, or it was proven to the satisfaction of the Board of Directors that the certificate was lost or destroyed and the Company received securities to the satisfaction of the Board of Directors for any possible damage. A reasonable amount shall be paid for each share certificate that shall be issued according to this Article as shall be determined by the Board of Directors, from time to time.

Payments for Shares

19.	All of the shares in the issued share capital of the Company shall be shares that were fully paid.

Redemption of Shares

20.	Cancelled.

Transfer of Shares

21.
Any transfer of shares registered in the Shareholders Registry in the name of a Registered Shareholder including a transfer by a Nominee Company or to it, shall be executed in writing, provided that the transfer instrument shall be signed by the transferor and by the transferee, by themselves or by their legal representatives, and by witnesses of their signature, and shall be delivered to the Registered Office or any to other place that shall be determined by the Board of Directors for this purpose. Subject to the provisions of the Companies Law, the transfer of shares shall not be registered in the Shareholders Registry, until after the transfer instrument was delivered to the Company, as mentioned above, and the transferor shall continue to be considered as the shareholder of the transferred shares, until the registration of the transferee as the shareholder of the transferred shares, in the Shareholders Registry.  The Shareholders Registry shall be a prima facie evidence of the correctness of its contents.  In any event of contradiction between the Shareholders Registry and a share certificate, the evidential value of the Shareholders Registry shall prevail.

22.
The share transfer instrument shall be made in writing, in the acceptable form in Israel or in any other form that shall be approved by the Board of Directors. Insofar as the transferor or the transferee is a corporation a lawyer’s or accountant’s confirmation or the confirmation of another person whose identity is acceptable to the Board of Directors, regarding the authority of the signatories signing on behalf of the corporation to execute or to receive the transfer, respectively.

23.
The Company is entitled to close the Shareholders Registry for a period determined by the Board of Directors provided that it will not exceed, in total, 30 days each year. When the registry shall be closed, transfer of shares shall not be registered in the share registry. Without derogating from the aforesaid, the Board of Directors is entitled to determine the appointed time in respect to the entitlement to vote in a general meeting or to receive a dividend payment or issue of any rights or for any other legal purpose.

24.
Subject to the provisions of these Articles of Association or a condition for the issue of a type of share of any kind, the shares shall be transferable without the need for the approval of the Board of Directors.

25.
Each transfer instrument shall be submitted to the office or to any other place the board of director shall determine, for registration together with the share certificates that are about to be transferred, if such was issued, and any other proof that the Board of Directors shall demand regarding the ownership right of the transferor or his right to transfer the shares. The transfer instruments which shall be registered shall remain in the Company’s possession however any transfer instrument that the Board of Directors refused to register shall be returned to whoever submitted it, according to his demand.

26.	If the Board of Directors refuses to approve the transfer of shares, it shall notify the transferor not later than one month after receiving the transfer instrument.

27.
The Company shall be entitled to collect payment for registering the transfer, in the amount that shall be determined by the Board of Directors, from time to time, and which shall be reasonable, taking into consideration the circumstances of the matter.

28.

28.1
Subject to the provisions of the Companies Law and the provisions of these Articles, if it was proven to the Company to the satisfaction of the Board of Directors and in the manner determined by it, that the conditions of the law have been fulfilled for assigning a right to registered shares in the Shareholders Registry to a Registered Shareholder, the Company shall recognize the assignee and him only, as the right owner in the said shares.

28.2
Notwithstanding the aforesaid, in the event of the death of one or more of joint Registered Shareholders of shares registered in their names in the registry the Company shall recognize the owners that have remained alive, and them only as having the ownership right in these shares.

29.

29.1
Subject to the provisions of these Articles of Association, the Company shall change the registration of the ownership of the shares in the Shareholders Registry if an order was delivered to the Company to amend the registry or if it was proven to the Company, to the satisfaction of the Board of Directors and in the manners determined by it, that the conditions in the law for assigning the right in the shares have been fulfilled and the Company shall not recognize any right of a person in the shares, before proving his right, as mentioned above.

29.2
Without derogating from the aforesaid, the Board of Directors is entitled to refuse to execute the registration or to postpone it, as it was entitled to do if the registered owner had transferred the share himself, before assigning the right.

30.
Subject to the provisions of the Companies Law and the provisions of these Articles, a person who has become entitled to a share as mentioned in Article 28 above, shall be entitled to perform a transfer of the shares as the registered owner was entitled to do, himself, before assigning the right.

31.
The Company is entitled to destroy share transfer instruments at the end of seven years from the registration date in the registry, and the Company is entitled to destroy share certificates that were cancelled, at the end of seven years from the date they were cancelled, and a supposed presumption shall exist that all the transfer instruments and the certificates that were destroyed, as mentioned, were fully valid and the transfers, the cancellations and the registrations, respectively, were legally done.

Changes in the Share Capital

32.
The Company is entitled, in a resolution that was adopted in the general meeting, by an ordinary majority, to increase the registered share capital of the Company and/or to create additional types of shares in the share capital of the Company, all as shall be determined.

33.	Subject to the provisions of the Companies Law, the Company is entitled in a resolution that was adopted in the general meeting, by an ordinary majority:

33.1	To consolidate its shares, all or in part, into shares with greater par value than the par value of the Company's present shares or with the same par value.

33.2	To divide its shares, all or in part, into shares with smaller par value than the par value of the Company's present shares or with the same par value.

33.3	To reduce the share capital of the Company and any reserve fund from redemption of capital.

For performing any decision as mentioned, the Board of Directors is entitled to settle, according to its discretion, any difficulty which shall arise in respect to this.

34.
Without derogating from the generality of the authority of the Board of Directors, as mentioned above, if as a result from the consolidation or the division, as mentioned above, fractions of shares shall remain in the hands of shareholders, the Board of Directors is entitled according to its discretion, to act as follows:

34.1
To determine that fractions of shares that shall not entitle their owners to a whole share shall be sold by the Company and the consideration of the sale shall be paid to those entitled, under the terms and in the manner that they shall determine.

34.2
To issue to each shareholder who has remained with a fraction of a share as a result of the consolidation and/or the division, shares of the type of shares that would have existed in the share capital of the Company before the consolidation and/or the division, in such a number, that consolidating them with the fraction shall create one whole share, and such issue as mentioned shall be considered as valid immediately before the consolidation or the division, respectively.

34.3
To determine the manner in which the amounts shall be paid for the shares that were issued as mentioned in Article 34.2 above, including the way that these amounts can be paid on account of bonus shares.

34.4	To determine that the owners of fractions of shares shall not be entitled to receive a whole share for a fraction of a share.

34.5
To determine that the shareholders shall not be entitled to receive a whole share for a fraction of a whole share, of a certain par value or less, and that they shall be entitled to receive a whole share, for a fraction of a whole share, the par value of which is greater than the said par value.

35.
The Company is entitled, by a resolution that was adopted in the general meeting, by an ordinary majority, to cancel registered share capital that has not yet been issued, provided that no undertaking of the Company exists, including a suspended undertaking, to issue the shares.

Changing Rights

36.
At any time that the share capital of the Company shall be divided into different types of shares, the Company shall be entitled by a resolution that was adopted in the general meeting by an ordinary majority, except if the issue terms of the shares of that type stipulate otherwise, to cancel, to convert, to expand, to add, to reduce, to amend or change in another manner the rights of the type of shares of the Company, provided written consent was received of all the shareholders of that type or that the resolution was approved by the general meeting of the shareholders of that type by an ordinary majority, or in the event it was stipulated otherwise in the issue terms of a certain type of shares of the Company shares, as it was stipulated in the issue terms of that type of shares.

37.
The provisions stipulated in these Articles regarding general meetings shall apply mutatis mutandis, to any meeting of a type of shares provided that the legal quorum in the meeting of the type of shares shall exist when at least two shareholders who own at least twenty five percent of the number of shares that were issued of that type were present at the opening of the meeting, by themselves or by proxy. However, if a legal quorum shall not be present as mentioned, the meeting of the type of shares shall be postpone to another time and a legal quorum in the postponed meeting shall be any number of participants, without any dependency on the number of shares owned by them.

38.
The rights conferred upon the shareholders or the owners of a type of shares, that were issued whether ordinary rights or whether preferred rights or other special rights, shall not be considered for the purposes of Article 36 above as if they were converted, reduced, harmed or changed in another manner by the creation or issue of additional shares of any type, whether at an equal level to these shares and whether at a different level from them or preferred to them, and they shall not be considered for the purposes of this Article as if they were converted, reduced, harmed or changed in another manner, by the change of the rights attached to the shares of any other type, unless it was explicitly stipulated otherwise in the issue terms of those shares.

The Issue of Shares and other Securities

39.

39.1
The Board of Directors is entitled to issue or to allocate shares and other securities, convertible or exercisable into shares, up to the amount of registered share capital of the Company; in this respect the convertible securities which can be converted or exercised into shares as if they were converted or exercised at the issue date. Without derogating from the generality of the aforesaid, the Board of Directors shall be entitled to issue shares and the other securities, as mentioned above, to grant option rights to purchase them including options or to grant them in another manner, to persons that shall be determined by the Board of Directors and at the times and at the prices and terms, that shall be determined by the Board of Directors, and to determine any other provision in respect to this, including provisions with respect to the distribution of the Company's shares and securities, which will be issued by the Company, among those who acquire them, as well as in the event of oversubscription, all according to the discretion of the Board of Directors.

39.2	The authority of the Board of Directors as specified in Article 39.1 above may be delegated as specified in paragraphs (1) or (2)-

(1)
To the Committee of the Board of Directors – by issue or by allocation of securities within the framework of the remuneration plan of employees or employment agreements or salary between the Company and its employees, or between the Company and the employees of an associated Company that its Board of Directors agreed to this in advance, provided that the issue or the allocation is according to a plan which includes specific criteria, that the Board of Directors outlined and approved;

(2)
To the Committee of the Board of Directors, to the general manager or to a substitute as mentioned (in this Article – the general manager) or to another person that the general manager recommended – by an issue of shares as a result of the exercise or conversion of securities of the Company.

40.
Without derogating from the aforesaid, and subject to the provisions of the Companies Law and these Articles, the Board of Directors is entitled to determine that the consideration for the shares shall be paid in cash or in actual assets, including securities or by any other manner, according to his discretion, or that the shares shall be issued as bonus shares or that the shares shall be issued for consideration that is equal to their par value or which is higher than their par value, whether individually or in series, and this is all in under the terms and the times that shall be determined by the Board of Directors, according to his discretion.

41.
In a decision to increase the registered share capital of the Company the general meeting is entitled to determine that the new shares which are included in the amount by which the registered share capital was increased as mentioned (hereinafter: the “New Shares”), or any part of them, shall be first offered, in their par value or in premium, to all the shareholders that hold at that time shares at a relative amount to the par value of their shares in the Company or to determine other provisions regarding their issue and the allocation of the new shares. However, if the general meeting did not determine in a resolution to increase the registered share capital of the Company, the Board of Directors is entitled to offer them, as mentioned in Article 39 above.

42.
The Board of Directors is entitled to decide to pay brokerage fees or underwriting fees to any person, for signing or consent to sign or obtaining signatures or ensuring signatures on shares, or bonds or securities of the Company. The Board of Directors is entitled in any case of the issue a security of the Company to decide to pay brokerage fees, in cash, in shares of the Company or in other securities that were issued by the Company, or in a different manner, or some in one manner and the other in a different manner, subject to the provisions of any law.

Redeemable Securities

43.
Subject to the provisions of the Companies Law the Company is entitled to issue redeemable securities in accordance and in the manner that shall be determined by the Board of Directors, according to its discretion.

Registries

44.

44.1
The Company shall manage a Shareholders Registry and it shall register in this registry the names of the shareholders and the other details required according to the Companies Law, immediately after the issue of any shares of the Company. Subject to the provisions of the law, upon its registration in the registry the Registered Shareholders shall be considered as the owners of the registered shares in his name, and this is even if share certificates were not issued for these shares.

44.2	The Company shall manage a registry of material shareholders as required in accordance with the Companies Law.

45.	The Company is entitled to manage an additional Shareholders Registry outside Israel at the terms that were stipulated for this matter in the Companies Law.

46.
The Company shall conduct a registry of bond holders and the holders of convertible securities into shares of the Company, and all the provisions of these Articles in respect to shares shall apply to these convertible securities, in respect to registration in the registry, the issue of certificates, replacing certificates, transfer and assignment, mutatis mutandis, respectively, subject to the issue terms of the securities.

General Meetings

47.	Resolutions of the Company in the following matters shall be adopted in the general meeting:

47.1	Changing the Articles of Association of the Company or to its Memorandum of Association;

47.2
Exercising the authorities of the Board of Directors by the general meeting, if the Board of Directors was unable to exercise its authorities and exercising an essential authority of the Board of Directors is required for the proper management of the Company, as described in section 52 (a) of the Companies Law;

47.3	Nominating an auditor accountant of the Company and terminating his employment;

47.4	Nominating directors of the Company and dismissing them;

47.5	Approving actions and transactions that require the approval of the general meeting according to the provisions of sections 255 and 268 to 275 of the Companies Law;

47.6
Increasing the registered share capital of the Company and reducing it in accordance with the provisions of sections 286 and 287 of the Companies Law and changes in the share capital as mentioned in Article 33 above;

47.7	Merger as mentioned in section 320 (a) of the Companies Law;

47.8	Any resolution which must be adopted according to these Articles of Association in a resolution of the general meeting.

Subject to the provisions of the Companies Law, the general meeting is entitled to take the authorities conferred upon another organ, if the general meeting took authorities of the Board of Directors of the Company, the shareholders shall be liable for the responsibilities and liabilities of the directors, as mentioned in section 50 (b) of the Companies Law.

48.	The Company shall convene an annual general meeting each year and not later than fifteen months after the last general Meeting, at the time and place that the Board of Directors shall determine.

49.	The agenda of the annual general meeting shall include the following matters:

49.1	Discussion regarding the financial statements of the Company and the statement of the Board of Directors regarding the status of the Company’s matters, which is submitted to the general meeting;

49.2	Appointment of directors and determination of their remuneration;

49.3	Appointment of an auditor accountant;

49.4	The board of director’s statement regarding the salary of the auditor accountant for auditing and for other services, if such were rendered;

49.5	In addition to the aforesaid, any other matter can be included in the agenda of the annual general meeting that is set on the agenda, as mentioned in Article 52 hereafter.

The general meeting as mentioned above shall be referred to as an “Annual Meeting” and any other general meeting shall be referred to as a “Special Meeting”.

50.	The Board of Directors of the Company shall convene a Special Meeting according to its decision, and at the demand of each of the following:

50.1	Two directors or a quarter of the serving directors.

50.2
A shareholder, one or more, that has at least five percent of the issued share capital and one percent of the voting rights in the Company, or shareholder, one or more, that has at least fifteen percent of the voting rights in the Company.

If the Board of Directors was required to summon a Special Meeting, as mentioned above, he will summon it within twenty one days from the date the demand was submitted to it, for a date that shall be determined in a notice of the Special Meeting, as mentioned in Article 54.1 hereafter, provided that the date of convening the meeting shall not be later than thirty five days from the date of publishing the notice, subject to the provisions of the Companies Law and of Article 53.1 below.

51.
If the Board of Directors did not summons a Special Meeting that was demanded according to Article 50 above, the demander is entitled, in the case of shareholders – also some of them that have more than half of their voting rights, to convene a meeting by themselves, provided that it will not take place after three months have passed from the date the demand was submitted as mentioned, and it shall convene, insofar as possible, in the same manner that meetings are convened by the Board of Directors.

52.

52.1
The agenda of the general meeting shall be determined by the Board of Directors and it shall include the issues for which the convening of a Special Meeting is required according to Article 50 above and an issue that was requested as mentioned in Article 52.2 hereafter.

52.2
A shareholder, one or more, that has a least one percent of the voting rights in the general meeting, is entitle to request from the Board of Directors to include an issue on the agenda of the general meeting that shall be convened in the future, provided that the issue is suitable to be discussed in the general meeting.

52.3
Such request as mentioned in Article 52.2 above shall be submitted to the Company in writing not later than ten days from the date of the publishing the convening of the general meeting and the version of the resolution proposed by the shareholder shall be attached to the request.

53.

53.1
A notice of a general meeting shall be published in at least two daily Hebrew newspapers, which have a widespread circulation, pursuant to the provisions of the Law at least fourteen days before convening the meeting, except for a notice of a general meeting which on its agenda includes an issue that is described in Section 87 of the Law, which should be published at least thirty five days before convening the meeting.

53.2	Except for a notice of a general meeting as mentioned in Article 53.1 above, the Company shall deliver a notice of a general meeting only to the Registered Shareholders whose address is in Israel.

54.

54.1
The notice regarding the general meeting shall specify the place, the day and the hour when the meeting shall convene and it shall specify the agenda of the meeting, the essence of the proposed resolutions, the required majority for adopting the resolutions, the date for determining the entitlement of the shareholders to vote in the general meeting and any other details that is required according to law. If the Company determined that a postponed meeting shall be convened at a later date than the provisions stipulated in section 78 (b) of the law, this date shall be mentioned in the notice.

54.2
In a decision to summoning a meeting, the Board of Directors is entitled to determine the manner in which the issues are to specified in the agenda of the meeting which shall be delivered to the shareholders who are entitled to participate in the meeting, all according to the discretion of the Board of Directors and subject to the provisions of the Companies Law.

54.3
Without derogating from the authorities of the Board of Directors as mentioned in Article 54 above and without derogating from the generality of the provisions of these Articles regarding the transfer of authorities by the Board of Directors, the Board of Directors shall be entitled to transfer its authorities as mentioned in this Article 54 above, to the Committee of the Board of Directors and/or to another officer in the Company, whether for the purpose of a specific general meeting and whether for a period.

55.
A fault in good faith in convening the general meeting or in conducting it including a fault that is the result of the failure to fulfill an provision or condition that were stipulated in the law or in these Articles, including in respect to the manner of convening a general meeting or conducting it, shall not disqualify any resolution that was adopted in the general meeting and it shall not affect the discussions that took place in the meeting, subject to the provisions of any law.

Discussions in the General Meetings

56.
A discussion should not be opened in a general meeting unless a legal quorum was present when the meeting was opened. A legal quorum shall exist when a shareholder or shareholders which hold at least one-third of the voting rights are present, themselves or by a proxy, within a half hour of the time that was determined for opening the meeting, unless it was otherwise stipulated in these Articles of Association.

57.
If a legal quorum was not present in the general meeting at the end of one half hour from the time that was determined for its beginning, or at the end of another time that the chairman of the general meeting shall determine, but in any event not more than one hour, the meeting shall be postponed by one week, at the same day, the same hour and the same place, without an obligation to notify this to the shareholders and subject to the provisions of the Companies Law, the Securities Law and the regulations by virtue of these laws, or to a later time if such time was mentioned in the notice of the meeting, or to a different day, hour and place, as shall be determined by the Board of Directors in a notice to the shareholders.

58.
A legal quorum in a postponed meeting shall exist when a shareholder or shareholders are present, themselves or by a proxy which have at least one-third of the voting rights, within one half hour from the time that was stipulated for opening the meeting. If a legal quorum was not present in a postponed meeting at the end of a half hour from the time determined for the beginning of the  adjourned meeting, any two shareholders present in person or by proxy, shall constitute a quorum at such adjourned meeting.

59.
The Chairman of the Board of Directors, or in his absence, any director that was appointed for this by the Board of Directors, shall sit at the head of any general meeting of the Company. If there is no chairman, as mentioned, or if in any meeting none of the directors are present after fifteen minutes have passed from the time that was determined for the beginning of the meeting or if they refused to serve as chairmen of the meeting, the present directors are entitled, by a majority of their votes to elect a chairman from among them or from among the officers in the Company present in the meeting, and if they did not do so- the shareholders present themselves or by a proxy shall choose one of the directors or one of the officers present to head the meeting. If directors or officers are not present or if the officers or the directors all refused to head the meeting one of the shareholders or his proxy shall be elected to head the meeting.

60.	The Company shall prepare protocols of the proceedings held in the general meeting that shall include the following details:

60.1	The name of the shareholders that participate in the general meeting and the number of shares held by them;

60.2	The matters discussed in the general meeting and the resolutions that were adopted.

61.	A protocol signed by the chairman of the general meeting constitutes prima facie evidence to its contents.

Voting and Adopting Resolutions in General Meetings

62.
A shareholder who wishes to vote in the general meeting shall prove to the Company his share ownership as required according to the Companies Law and the Companies Regulations (Proving the Ownership of a Share for Voting in the General Meeting) – 2000. Without derogating from the aforesaid, the Board of Directors is entitled to determine provisions and procedures in respect to proving the ownership over the Company shares.

63.
A shareholder is entitled to vote in general meetings or in a meeting of a type of shares, by himself of by proxy, all in accordance with the provisions of these Articles and subject to the provisions of the Companies Law. A proxy is not required to be a shareholder in the Company.  Voting by proxy in the Company's general meeting, in accordance with the provisions of Law and the Ordinance, is possible only with respect to the matter set forth under sub-sections 87(a)(1)-87(a)(3) and 87(a)(5) of the Companies Law.

64.
Subject to the provisions of any law, in the event of joint owners of a share, each of them is entitled to vote in any meeting, whether by himself or whether by a proxy, in respect to such share, as if he was the only one entitled to it. If more than one of the joint owners of a share participated in the meeting, by himself or by a proxy, the one who appears first in the Shareholders Registry shall vote in respect to this share, or by approval of a stock exchange member regarding his ownership of the share (hereinafter: the “Ownership Confirmation”) or in a different document that shall be determined by the Board of Directors for this matter, respectively. Several guardians or several executors of a Registered Shareholder, who passed away, shall be considered for the purposes of this section as joint owners of these shares. Without derogating from the aforesaid, when more than one shareholder is registered in the Shareholders Registry of the Company as a holder of a share, the Company shall regard the first registered holder in the Shareholders Registry as the authorized representative of the others registered as holders of the share, unless a signed document by a majority of the registered owners of the share, or a court order was delivered to the Company, that mentions a different registered owner as representing the holders of the share.

65.
Each person who is entitled to a share according to Article 28 above is entitled to vote by virtue of them in any general meeting in the same manner as if he was the Registered Shareholder of these shares provided that he shall prove to the satisfaction of the Board of Directors, his right to a share a least forty eight hours before the date of the general meeting or the postponed meeting, respectively, in which he intends to vote, unless the Company recognized beforehand his right to vote by virtue of these shares in this meeting.

66.
The document that appoints a proxy (hereinafter the “Appointment Instrument”) shall be prepared in writing and it shall be signed by the principal, and if the principal is a corporation, the Appointment Instrument shall be prepared in writing and signed in a manner which binds the corporation; the Board of Directors is entitled to demand that written confirmation, to its satisfaction, be delivered to the Company before the meeting is convened, regarding the authority of the signatories to bind the corporation. The Board of Directors is also entitled to determine provisions and procedures in respect to this.

The Appointment Instrument, or a true copy of it, in a form satisfactory to the Board of Directors shall be deposited in the company’s Registered Office, or at a different location in or outside Israel, as shall be determined by the Board of Directors from time to time (either as a general rule or on a case by case basis), at least forty eight hours before the meeting begins or the postponed meeting begins, respectively, in which the proxy intends to vote by virtue of that Appointment Instrument. Notwithstanding the aforesaid, the chairman of the meeting is entitled, according to his discretion, to accept the appointment instrument as mentioned, also after this time, if he found it fit to do so, according to his discretion. If such appointment instrument was not received as mentioned in this Article above, it shall not be in force for that meeting.

67.
A proxy is entitled to participate in discussions in the general meeting and to be elected as the chairman of the meeting as the principal shareholder shall be entitled to do so provided that it was not mentioned otherwise in the appointment instrument.

67.1	The appointment instrument that appoints a proxy shall be in the accepted form in Israel or in any other form that shall be approved by the Board of Directors.

67.2
The appointment instrument shall mention the type and the number of shares for which it is given. If the number of shares was not mentioned for which it was given or if a higher number of shares was mentioned than the number of shares registered in the name of the shareholder or which are stipulated in the ownership confirmation, respectively, the appointment instrument shall be regarded as if it was given for all the shares of that shareholder.

67.3
If the proxy was given for a number of shares which is lower than the number of shares registered in the name of the shareholder or which are stipulated in the ownership confirmation, respectively, the shareholder shall be regarded as if he abstained from being present in the vote for the remainder of his shares and the appointment instrument shall be in force for the number of shares stipulated in it.

68.
Without derogating from the provisions of these Articles of Association regarding the appointment of a proxy, a shareholder who holds more than one share shall be entitled to appoint more than one proxy, subject to these provisions:

68.1	Each appointment instrument shall mention the type and the number of shares for which it is given.

68.2
If the entire amount of shares of any type stipulated in the appointment instrument that was given by one shareholder over the number of shares of that type which are registered in his name or which are stipulated in the ownership confirmation, respectively, all the appointment instruments that were give by that same shareholder shall be cancelled.

69.
A shareholder or a proxy is entitled to vote by virtue of some of the shares owned by him or for which he serves as a proxy, and he is entitled to vote by virtue of some of the shares in one manner and by virtue of some of them in another manner.

70.
A vote by virtue of an appointment instrument shall be valid if before the vote the principal passed away or was declared bankrupt or the appointment instrument was cancelled or the share for which the appointment instrument was given, was transferred, unless a notice was received in the office before the meeting, in writing, regarding the death, the disqualification, the cancellation or the transfer, respectively. Notwithstanding the aforesaid the chairman of the meeting is entitled, according to his discretion, to receive a notice as mentioned, also during the meeting, if he found this suitable to do so, according to his discretion.

71.
The appointment instrument shall be in force also in respect to any postponed meeting of the meeting to which the appointment instrument refers, provided that it was not mentioned otherwise in the appointment instrument.

72.	Each of the ordinary shares entitles its owner to the right to participate in the general meeting and to one vote in the vote.

73.
A decision that is up for vote in the general meeting shall be decided by a count of votes of those voting; a vote by counting the votes shall be done in a manner which shall be determined by the chairman of the meeting, unless before the vote a confidential vote was demanded by a shareholder or shareholders that hold or holding at least 10% of the issued share capital of the Company. In the case of a dispute if to accept a vote or to disqualify it the chairman of the meeting shall determine this matter and his good faith decision shall be final and decisive.

74.
The declaration of the chairman that a decision in the general meeting was adopted or rejected, whether unanimously or by any majority and a comment was written in this matter in the protocol of the meeting, this shall be prima facie evidence to its contents, and there shall be no need to prove the number of votes (or the partial number of votes) that were given in favor of the decision proposal for against it.

75.
Subject to the provisions of the Companies Law or the provisions of these articles of association hereafter regarding a different majority, the decisions of the general meeting shall be adopted by an ordinary majority. The chairman of the meeting shall not have an additional vote or casting vote.

76.
The chairman of the general meeting is entitled, at the consent of the meeting which has a legal quorum, to postpone it or to postpone the discussion or to adopt a decision in a certain matter which is on the agenda, to another time or place which shall be determined and he must do so according to the demand of the meeting. In a postponed meeting as mentioned, no matter shall be discussed that was not on the agenda and which was not decided in the meeting in which the postponement was decided. If the general meeting was postponed to a time which exceeds twenty one days, a notice shall be given of the postponed meeting, as mentioned in Articles 53 and 54 above If a general meeting was postponed without changing its agenda, to a time which does not exceed 21 days, notices and invitations shall be given regarding the new time, as early as possible and not later than within seventy two hours before the general meeting; the notices and the invitations as mentioned shall be given according to Articles 53 and 54 above, mutatis mutandis.

The Board of Directors

77.
The number of directors shall not be less than four nor greater than nine (not including external directors and up to two additional directors with expertise in the Company’s field of operations (industry experts)).

77a.
The directors who are industry experts shall be appointed by the general meeting, for a term commencing on the day of appointment and expiring at the following annual general meeting. The general meeting shall be allowed to renew the appointment of a director who is an industry expert and whose term expired as stated above.

78.
(a) The Annual Meeting of the Company shall appoint, in a decision of a regular majority, the members of the Board of Directors, subject to the provisions set forth below. A director does not need to be a shareholder in the Company. The provisions of this section shall not apply to the appointment of external directors, which shall be appointed pursuant to the provisions of the Companies Law.

(b) The Annual Meeting shall be entitled to appoint, pursuant to the provisions set forth below in this section, up to nine directors (excluding external directors), which shall be divided into three groups.

(c) In the Annual Meeting of 2009, directors shall be appointed (whether already serving on the Board and whether not) for different time periods, as follows:

1.
The members of Group A, which shall consist of up to three directors, will be appointed to serve as directors until the end of the first Annual Meeting following their appointment, meaning until the Annual Meeting of 2010.

2.
The members of Group B, which shall consist of up to three directors, will be appointed to serve as directors until the end of the second Annual Meeting following their appointment, meaning until the Annual Meeting of 2011.

3.
The members of Group C, which shall consist of up to three directors, will be appointed to serve as directors until the end of the third Annual Meeting following their appointment (hereinafter, a "Three-Year Period"), meaning until the Annual Meeting of 2012.

(d) In any Annual Meeting following the Annual Meeting of 2009, the Annual Meeting shall be entitled to appoint up to three directors who will serve as members of the Board of Directors for a Three-Year Period, in place of the directors who cease to serve on the Board of Directors at such Annual Meeting, and so on and so forth, such that the appointed directors will serve for a Three-Year Period, with the office period of one group of directors terminating at every Annual Meeting (whose office period until such Annual Meeting was the longest, compared to the other groups).

79.
Except for anyone who served as a member of the Board of Directors until the Annual Meeting and/or whose appointment as a director was recommended by the Board of Directors to the general meeting, a director shall not be appointed at the Annual Meeting, unless a shareholder in the Company that wishes to propose him as a candidate submitted to the office at least sixty days before the convening of the Annual Meeting, a written notice signed by the shareholder that notifies of the intention of that shareholder to propose that this candidate shall be appointed as a director, accompanied by the candidate’s written consent to serve as director and the candidate’s resume.

80.
If the number of directors is less than the minimal number stipulated in Article 77 above, the Board of Directors shall be entitled to appoint a director or additional directors to the Company, and this is up to the minimal amount stipulated in Article 77 above.

81.
The general meeting or the Board of Directors are entitled at any time, to determine that the service of a director who was appointed by them, respectively shall begin at a later date than the date of the decision to appoint him.

82.
Notwithstanding the aforesaid, the general meeting is entitled at any time, by a decision of an ordinary majority, to remove a director from his position except for an external director (regarding whom the provisions of the Companies Law apply) before the end of his period of service, provided that the director was given a reasonable opportunity to bring his position before the general meeting. Any general meeting is entitled, by a decision of an ordinary majority, to appoint in place of a director who was removed from his position, as mentioned above, another person as director, provided, however, that the shareholder's recommendation has been given with respect to such other person, as set forth in Article 79 above.

The position of a director shall be vacated in each of the following cases:

82.1	If he resigned;

82.2	If he was declared bankrupt;

82.3	If he was convicted of an offense as mentioned in section 232 of the law;

82.4	If the director is a corporation that decided to voluntary wind up or regarding which a dissolution order was given;

82.5	According to the decision of the court as mentioned in section 233 of the law;

82.6	If he was declared legally incompetent;

82.7	If his service was terminated according to law;

82.8	If he passed away;

83.
If the position of a director became vacant, the board of director shall be entitled to continue to act in any manner as long as the number of directors is not less than the minimal number of directors stipulated in Article 77 above. In the event of appointing additional directors as mentioned in Article 80 above, the Board of Directors shall act for convening a general meeting for the purpose of appointing directors.  Any director who was appointed by the Board of Directors pursuant to this Article, shall cease to serve as a member of the Board of Directors at the earlier to occur of: (1) the convention of the said general meeting; or (2) the lapse of a sixty-day period following his appointment, provided, however, that such director may be appointed again by the general meeting. Until the convention of the said general meeting for the purpose of nominating directors, the Board of Directors shall not be entitled to act with respect to matters which can be postponed.

84.
A director is entitled to resign by delivering a notice to the Board of Directors, to the chairman of the Board of Directors or to the Company, as required in the Companies Law, and the resignation shall come into force at the date the notice was delivered, unless a later date was stipulated in the notice. A director shall give his reasons for his resignation.

85.	Subject to the provisions of the Companies Law, the Company is entitled to pay the directors remuneration for fulfilling their position as directors.

86.

86.1
A director is entitled to appoint a substitute (hereinafter: “Substitute Director”). Notwithstanding the aforesaid, a substitute shall not be appointed and shall not serve as a Substitute Director if he is not qualified to be appointed as a director, and whoever serves as a director in the Company or as Substitute Director for a director in the Company.

A Substitute Director can be appointed for a member of the Committee of the Board of Directors, for whoever serves as a director, provided that the candidate to be appointed as a Substitute Director for the member of the Committee, does not serve as a member in the same Committee of the Board of Directors and if he is a substitute director for the external director, the candidate shall be an external director who has accountancy and financial expertise or professional qualifications in accordance with qualifications of the substituted director.

86.2
The Substitute Director shall be considered as the director for whom a substitute was appointed, and he shall be entitled to be present in Board of Directors meetings and/or Committees of the Board of Directors, to participate and to vote in them, as the director who appointed him was entitled to do.  Notwithstanding the aforementioned, the Company shall not pay remuneration to a Substitute Director.

86.3
A director who appointed a substitute director is entitled, subject to the provisions of the law, to cancel the appointment at any time. Furthermore, the position of a Substitute Director shall become vacant, as long as the director’s position, who appointed him as Substitute Director, shall become vacant in any manner.

86.4
The appointment of any Substitute Director or the cancellation of the appointment, as mentioned above, shall be made by a written notice that shall be delivered to the Substitute Director and to the Company, and it shall come into force after delivering the appointment instrument, or the cancellation instrument, as mentioned at the time that was stipulated in the appointment instrument, or the cancellation instrument, whichever is later, and if a period was not stipulated in the appointment notice the period shall coincide with the period of service of the director who appointed him.

External Directors

87.	At least two external directors shall serve in the Company, and the provisions stipulated in the Companies Law shall apply with respect to this matter.

The Authorities of the Board of Directors and its Duties

88.	The Board of Directors shall have all the authorities and powers that are conferred upon him according to these Articles, according to the Companies Law and according to any law.

89.
Without derogating from the provisions of these Articles, the Board of Directors shall outline the Company’s policy and it shall supervise the performance of the duties of the general manager and his activities, including:

89.1	It shall determine the actions plans of the Company, the principles for financing them and the preference between them;

89.2	It shall check the financial situation of the Company and it shall determine the credit framework that the Company is entitled to take;

89.3	It shall determine the organizational structure and the salary policy;

89.4	It is entitled to decide to issue series of bonds;

89.5	It is responsible for preparing the financial statements and approving them, as mentioned in section 171 of the Companies Law;

89.6	It shall report to the Annual Meeting regarding the status of Company matters and the business results, as mentioned in section 173 of the Companies Law;

89.7	It shall appoint and dismiss the general manager;

89.8	It shall decide the actions and transactions that require its approval according to these Articles or according to the provisions of sections 255 and 268 and up to 275 of the Companies Law;

89.9	It is entitled to issue shares and securities which are convertible into shares up to the amount of registered share capital of the Company;

89.10	It is entitled to decide to distribute dividends, intermediate dividends or distribute bonus shares, respectively;

89.11
It is entitled to decide on a purchase as this term is defined in section 1 of the Companies Law, from all of the shareholders of the Company or from some of them or any of them, according to its discretion.

89.12	It shall give its opinion regarding a special purchase proposal, as mentioned in section 328 of the Companies Law;

89.13
It shall determine the minimal amount of directors required in the Board of Directors, that must have accountancy and financial expertise, as defined in section 240 of the Companies Law; the Board of Directors shall determine the minimal number as mentioned taking into consideration, inter alia, the type of Company, its size, the extent of the Company’s activities and the complexity of its activities, and subject to the number of directors stipulated in Article 77 above.

The authorities of the Board of Directors according to this Article cannot be delegated to the general manager, except as specified in Article 39.2 (2).

90.	The board of directs has any authority of the Company which was not conferred upon another organ in the law or in these Articles of Association,

91.

92.1
The Board of Directors is entitled to decide that the authorities conferred upon the general manager shall be transferred to the authority of the Board of Directors, and this is for a certain matter, or for a certain period of time.

92.2
Without derogating from the aforesaid, the Board of Directors is entitled to instruct the general manager how to act in respect to a certain matter. If the general manager did not fulfill this instruction the Board of Directors is entitled to use the authority required in order to perform the instruction in his place;

92.3	If the general manager could not use its authority, the Board of Directors is entitled to use it in his place.

92.
Subject to the provisions of the Companies Law, the Board of Directors is entitled to delegate its authorities to the general manager, to an officer in the Company or to another person. The delegation of an authority of the Board of Directors can be for a certain matter or for a certain period of time, all according to the discretion of the Board of Directors.

Obtaining Credit and Giving Guarantees and Securities

93.	Without derogating from the authorities of the Board of Directors under these Articles, the Board of Directors may, from time to time and according to its discretion, to decide on the following:

93.1	Obtaining credit by the Company in any amount, and to secure the repayment of such credit, as it shall see fit;

93.2	Giving guarantees, warrants and securities of any kind;

93.3
The issuance of series of bonds, including promissory notes or debentures, and including bonds, promissory notes or debentures which are convertible or redeemable into shares, and to determine their terms, and to mortgage the Company's assets, in whole or in part, whether in the present or in the future, whether fixed charge or floating charge.  Bonds, promissory notes, debentures or any other securities as aforementioned, may be issued whether by discount, whether by premium and whether by any other manner, whether with subordinated rights and whether with special rights, and/or with additional privileges or/and with other rights, all as may be determined by the Board of Directors according to its discretion

94.
The provisions set forth in Article 93 above does not derogate from the authority of the general manager or whom ever he authorizes for this purpose, to decide on obtaining credit or providing security by the Company, within the limitations for credit and security determined by the Board of Directors.

The Committees of the Board of Directors

95.
Subject to the provisions of the Companies Law, the Board of Directors is entitled, as it shall see fit, to establish Committees of two members or more, to appoint to them members from among the members of the Board of Directors (hereinafter: the “Committee of the Board of Directors”) to delegate to the Committee of the Board of Directors its authorities all or in part.

Whoever is not a member of the Board of Directors shall not serve in the Committee of the Board of Directors to which the Board of Directors delegated its authorities. Persons who are not members of the Board of Directors may serve in a Committee of the Board of Directors whose only duty is to advise the Board of Directors or to recommend.

Notwithstanding the aforesaid, in the matters hereafter the Board of Directors shall not be entitled to delegate its authorities to the Committee of the Board of Directors, however it shall be entitled to establish Committees for recommendation only regarding:

95.1	Determining general policy of the Company;

95.2	Division, unless this is a purchase of shares of the Company in accordance with the framework that was outlined in advance by the Board of Directors;

95.3
Determining the position of the Board of Directors regarding whatever requires approval of the general meeting or giving an opinion regarding the feasibility of a special purchase offer, as mentioned in section 329 of the Companies Law;

95.4	The appointment of directors;

95.5	The issue or allocation of shares or of securities which are convertible into shares or that can be converted into shares, or a series of bonds, except as set forth in Article 39.2 above;

95.6	Approving the financial statements;

95.7	Approving transactions and actions that require the approval of the Board of Directors according to the provisions of sections 255 and 268 to 275 of the Companies Law.

96.
A decision adopted or an action taken by the Committee of the Board of Directors is the same as a decision adopted or an action taken by the Board of Directors, unless it was stipulated otherwise by the Board of Directors, for a certain matter or regarding a certain Committee. The Board of Directors is entitled to expand, to reduce or to cancel the delegation of authorities to the Committee of the Board of Directors, however nothing in this reduction or cancellation of authorities as mentioned, can harm the validity of a decision of a Committee that the Company acted in accordance with towards another person, who did not know of its cancellation.

97.

97.1
The legal quorum for opening a meeting of the Committee of the Board of Directors shall be two members of the Committee serving at the time of the meeting, themselves or their substitutes, as long as not decided otherwise by the Board of Directors.

97.2
The provisions included in these Articles in respect to the Board of Directors, shall apply, mutatis mutandis, also to the Committee of the Board of Directors, as long as provisions rendered by the Board of Directors did not take replace them in this respect, subject to the provisions of the Companies Law.

97.3	The Committee of the Board of Directors shall routinely report to the Board of Directors of its decisions and recommendations.

98.

98.1
The Board of Directors shall appoint from among his members an audit Committee. The number of members of the audit Committee shall not be less than three and all the external directors shall be members in it. The following shall not be members in the audit Committee: the chairman of the Board of Directors, any director that is employed by the Company or that routinely provides services to it, and any controlling shareholder in the Company or his relative.

98.2	The duties of the audit Committee shall be according to the provisions of the Companies Law including any other duty which shall be imposed on the Board of Directors.

The Actions of the Board of Directors

99.
Subject to the provisions of these Articles, the Board of Directors is entitled to convene meetings for carrying out its duties and to postpone its meetings and to regulate its activities and its discussions.

100.
The Board of Directors shall appoint one of its members to serve as the chairman of the Board of Directors (hereinafter: the “Chairman of the Board”). The Board of Directors is entitled to appoint one or more of its members to serve as deputy chairman of the Board of Directors, who shall serve as his substitute in his absence. The Board of Directors is entitled to determine the period in which the Chairman of the Board and his deputies shall serve in their positions. If a period as mentioned was not determined, the chairman of the Board of Directors and his deputies shall serve in their position as long as they are serving as directors and a decision to replace them has not been adopted in the Board of Directors of the Company.

101.
The chairman of the Board of Directors shall sit at the head of the meeting of the Board of Directors and he shall manage them. If the chairman of the Board of Directors is absent from a meeting of the Board of Directors, according to a notice that he gave in advance, or he did not appear to the meeting of the Board of Directors within 15 minutes from the date that was determined for convening the meeting (hereinafter: “Absence”), then the deputy chairman of the Board of Directors shall sit at the head of the meeting (if one was appointed). In absence of both the chairman of the Board of Directors and his deputy from the meeting the members of the present Board of Directors shall elect one from among them as chairman of the meeting.

102.	The Board of Directors shall convene its meetings according to the needs of the Company, at least once per three months.

103.	The chairman of the Board of Directors is entitled to convene the Board of Directors at any time, and to determine the place and time to convene the meeting of the Board of Directors.

104.	Without derogating from the aforesaid, the chairman of the Board of Directors shall be required to convene the Board of Directors upon the existence of the following:

104.1
Receipt of a demand to convene the Board of Directors from two directors at least, for discussing an issue specified in their demand, and if five directors (or less) serve in the Company, it is sufficient to receive a demand to convene the Board of Directors from one director at least, for discussing an issue specified in his demand;

104.2	Receipt of a notice or report of the general manager that require action of the Board of Directors;

104.3	Receipt of a notice from the auditor accountant of the material flaws in the accounting audit of the Company.

Until receipt of the notice or report as mentioned, the chairman of the Board of Directors shall convene the Board of Directors, without delay, and not later than within 14 days after the date of the demand, the notice or the report, respectively.

105.

105.1	A notice in advance of convening the Board of Directors shall be given to all the members of the Board of Directors three days before the meeting.

105.2	Notwithstanding the aforesaid, the Board of Directors is entitled, at the consent of all the directors, to convene a meeting without a notice.

106.	The agenda of the meetings of the Board of Directors shall be determined by the chairman of the Board of Directors, and it will include:

106.1	Issues determined by the chairman of the Board of Directors;

106.2	Issues determined as mentioned in Article 104 above;

106.3
Any issue that a director or general manager requested from the chairman of the Board of Directors, to be included in the agenda a reasonable time before convening the meeting of the Board of Directors (hereinafter: the “Agenda”).

107.
In a notice of convening the Board of Directors the time and place where it shall convene shall be mentioned and it shall include reasonable details of the issues that shall be discussed in the meeting, according to the agenda. The notice can be in writing and it can be verbal.

108.
The notice of a Board of Directors meeting – if it is a notice delivered in writing – shall be delivered to the address of the director which was given in advance to the Company, unless the director requested that the notice shall be delivered to him to another place, or if he agreed that it be delivered to another place.

109.
The legal quorum for opening a Board of Directors meeting shall be the majority of the members of the Board of Directors serving at the time of the meeting that are entitled to participate in it, them or their substitutes. If a legal quorum was not present at the end of one half hour from the time that was set for the meeting of the Board of Directors, the meeting shall be postponed by forty-eight hours. In the postponed meeting as mentioned, if a legal quorum shall not be present a one half hour from convening the meeting, the present directors who are entitled to vote shall constitute a legal quorum.

110.

110.1
In a vote in the Board of Directors each director shall have one vote. The decisions of the Board of Directors shall be adopted by a majority of the votes of the directors that are present and voting in the meeting, without taking into consideration the votes of those abstaining. If the votes were equal the chairman of the Board of Directors shall not have a casting vote.

110.2	If the votes were equal, the proposal of the decision on which the members of the Board of Directors voted, shall be considered as dismissed.

111.
The Board of Directors is entitled to convene meetings by using any communications media provided that all the participating directors can hear each other simultaneously. The Board of Directors is entitled to regulate the manner and the ways for conducting each meeting by communication media.

112.
The Board of Directors is entitled to adopt a decision even without actually convening, provided all the directors entitled to participate in the meeting and vote on the matter that was brought for decision have agreed to such decision and signed on it (or on copies of it, including via facsimile). The decision adopted as mentioned, shall be valid for all intents and purposes, as if it was adopted in the meeting of the Board of Directors which was lawfully convened and conducted.

Protocols

113.
The Board of Directors shall ensure that protocols are prepared of the proceedings in the meetings of the Board of Directors; the protocols shall be registered in books that shall be prepared for this purpose, and they shall contain, inter alia, the following details:

113.1	The names of the participating directors and others present in each meeting of the Board of Directors;

113.2	The matters that were discussed in the meetings of the Board of Directors and the decisions that were adopted.

Each protocol shall be signed by the chairman of the Board of Directors or by the chairman of the meeting, respectively; a protocol that was approved and signed, as mentioned, shall serve as prima facie evidence to its contents.

114.
The provisions of Article 113 above, shall also apply to the meetings of all Committees of the Board of Directors and to the receipt of the board of director’s decisions without convening, as mentioned in Article 112 above.

The General Manager

115.
The Board of Directors shall appoint, from time to time, a general manager to the Company, and he is entitled to appoint more than one general manager (each of them shall be referred to hereafter: the “General Manager”). The Board of Directors is entitled to dismiss the general manager or to replace him at any time he sees fit.

116.	The general manager does not need to be a shareholder in the Company and he does not need to be a director.

117.	The general manager is responsible for the routine management of the matters of the Company, within the policy that the Board of Directors determined and subject to its instructions.

118.
The general manager shall have all the management and execution authorities that were not conferred in the law or in these Articles or by their virtue to any other organ of the Company except for authorities as mentioned that shall be transferred from him to the Board of Directors, in accordance with the provisions of Article 91.1 above, if transferred; the general manager shall be under the supervision of the Board of Directors.

119.
Subject to the provisions of the Companies Law and the provisions of these Articles, the Board of Directors is entitled, from time to time, to deliver and grant the general manager authorities of the Board of Directors according to these Articles, as it shall see fit, and he is entitled to grant any of these authorities for the same period, for the same objectives at the same terms and the same restrictions as the Board of Directors shall see fit, and the Board of Directors is entitled to grant these authorities without waiving these authorities or in their place, all or in part, and it is entitled from time to time to cancel, to renounce and to change these authorities, all or in part.

120.
Without derogating from the provisions in Articles 127 and 129 hereafter, the general manager is entitled, at the approval of the Board of Directors, to delegate his authorities to another or to others, who are subordinate to him; the approval of the Board of Directors can be given either as a general approval or for a certain matter.

121.
Without derogating from the provisions of the Companies Law and any law, the general manager shall submit to the Board of Directors reports, in issues, when and to the extent determined by the Board of Directors, whether by a certain decision or whether within the framework of the procedures of the Board of Directors.

122.	The wages of the general manager may be paid by the payment of a salary or commissions or participation in profits or by granting securities or a right to purchase them, or in any other manner.

The Validity of Actions and Approving Transactions

123.
Subject to the provisions of any law, all the actions that were made by the Board of Directors or by the Committee of the Board of Directors or by any person that acts as a director or as a member of the Committee of the Board of Directors or by an officer, respectively – shall be valid even if any flaw in the appointment of the Board of Directors, the Committee of the Board of Directors, the director who is a member of the Committee or an officer, respectively shall be discovered afterwards, or if any of the said officers was disqualified from serving in this position.

124.

124.1
Subject to the provisions of the Companies Law, holding shares in the Company and an officer in the Company who is an interested party or who is an officer in another Company, including a corporation that the Company is an interested party in or who is a shareholder in the Company, shall not disqualify the officer, from being an officer in the Company. Furthermore, an officer shall not be disqualified from being an officer in the Company, as a result of his entering or as a result of any corporation as mentioned entering, a contract with the Company in any matter and in any manner.

124.2
Subject to the provisions of the Companies Law, a person being an officer in the Company shall not disqualify him and/or his relative and/or another corporation in any matter in it, from entering into a contract with the Company in transactions in which the officer has a personal matter, in any manner.

124.3
Subject to the provisions of the Companies Law, an officer shall be entitled to participate and to vote in discussions in respect to approving transactions or actions in which he has a personal interest.

125.
Subject to the provisions of the Companies Law, a transaction of the Company with an officer in it or a transaction of the Company with another person in which an officer in the Company has a personal interest, and which are not exceptional transactions, shall be approved in the following manner:

125.1
Entering into such transaction which is not an exceptional transaction, shall be approved by the Board of Directors or by another factor (including the audit Committee of the Company) that shall be authorized for this by the Board of Directors, whether by a certain decision or within the framework of the procedures of the Board of Directors, whether by general consent, whether by consent for a certain type of transactions or whether by consent for a certain transaction.

125.2	Approval of transactions that are not exceptional as mentioned above can be done by giving a general approval to a certain type of transactions or by an approval to a certain transaction.

126.
Subject to the provisions of the Companies Law, a general notice which is given to the Board of Directors by an officer or a controlling shareholder in the Company, regarding his personal interest in a certain entity, specifying his personal interest shall constitute disclosure of the officer or controlling shareholder, to the Company, regarding his personal interest as mentioned, for any transaction with such entity as mentioned or a transaction which such entity as mentioned has a personal interest in.

Signing in the Name of the Company

127.
Subject to the provisions of the Companies Law and the provisions of these Articles of Association, the Board of Directors is entitled to authorize any person to act and sign in the name of the Company, whether by himself or together with another person, whether generally or for certain matters.

128.
The Company shall have a stamp that bears the name of the Company. The signature on a document shall not bind the Company unless those authorized to sign in the name of the Company have signed it with the Company’s stamp or its printed stamp.

Appointment of an Authorized Representative

129.
Subject to the provisions of the Companies Law, the Board of Directors is entitled at any time, to appoint any person to be an authorized representative of the Company for the same purposes and with the same authorities and discretion, for the same period and subject to those same terms as the Board of Directors shall see fit.

The Board of Directors shall be entitled to grant to that person, inter alia, the authority to transfer to another, fully or partially, the powers, authorities and the discretion given to him.

Exemption, Indemnification and Insurance

130.
Subject to the provisions of the Companies Law, the Company is entitled to exempt, an officer, from his liability, all or in part, due to damage as a result of a breach of the duty of caution towards the Company. However, the Company is not entitled to exempt in advance a director from his liability towards it as a result of a breach of the duty of caution in division.

131.
Subject to the provisions of the Companies Law, the Company is entitled to enter into a contract for insuring the liability of an officer, due to liability that shall be imposed on him as a result of an action that he did by virtue of him being an officer in the Company, in each of the following:

131.1	The breach of the duty of caution towards the Company or towards another person.

131.2	The breach of a fiduciary duty towards the Company, provided that the officer acted in good faith and he had a reasonable reason to assume that the action will not harm the welfare of the Company;

131.3	A financial liability which shall be imposed on him in favor of another person;

131.4	Any other event for which it is permitted and/or it shall be permitted to insure the liability of an officer.

132.	Subject to the provisions of the Companies Law –

132.1
The Company is entitled to give an undertaking in advance to indemnify an officer in the Company, due to a liability or a cost as specified in Article 133 hereafter in each of the following (hereinafter: the “Undertaking to Indemnify”):

(b)
As specified in Article 133.1 hereafter provided that the undertaking to indemnify shall be restricted to events that according to the Board of Directors are expected in light of the Company’s actual activities at the time of giving the indemnification undertaking and up to an amount or to a criterion that the Board of Directors determined are reasonable under the circumstances of the matter, and that the undertaking to indemnify shall mention the events that according to the Board of Directors are expected in light of the Company’s actual activities at the time of giving the undertaking and the amount or the criterion which the Board of Directors determined are reasonable in the circumstances of the matter;

(c)	As specified in Articles 133.2 or 133.3 hereafter.

132.2
Without derogating from the aforesaid in Article 132.1 above, the Company is entitled to indemnify an officer after the fact, due to a liability or cost as specified in Article 133 hereafter, that was imposed on it as a result of an action that he did by virtue of him being an officer in the Company.

133.
An undertaking to indemnify or indemnification as mentioned in Article 132 above, can be given due to a liability or costs as specified in sub- Articles 133.1 to 133.4 hereafter, that were imposed on the officer or that he incurred as a result of an action that he did by virtue of him being an officer in the Company as follows:

133.1
A financial liability that was imposed on him towards another person according to a judgment including a judgment that was given in a settlement or an arbitration judgment that was approved by the court.

133.2
Reasonable litigation costs, including legal fees, that an officer incurred as a result of an investigation or proceeding that was conducted against him by an authorized authority to conduct an investigation or proceeding, and which ended without submitting an indictment against him and without imposing on him a financial obligation as an alternative to a criminal proceeding, or that ended without submitting an indictment against him but by imposing a financial obligation as an alternative to a criminal proceeding in an offense that does not require proving criminal intent; in this paragraph –

The end of a proceeding without submitting an indictment in a matter in which a criminal investigation was instituted – means closing the file according to section 62 of the Criminal Procedure Law [Consolidated Version] – 1982 (in this sub-section – the Criminal Procedure Law) or the stay of proceedings by the Attorney General according to section 231 of the Criminal Procedure Law;

“A financial obligation as an alternative to a criminal proceeding” – a financial obligation that was imposed according to the law as an alternative to a criminal proceeding, including an administrative fine according to the Administrative Offenses Law – 1985. A fine for an offense that was stipulated as a fine offense according to the provisions of the Criminal Procedure Law, financial penalty or sanction;

133.3
Reasonable litigation costs, including legal fees, that an officer incurred or that he was required to pay by the court, in a proceeding that was submitted against him by the Company or in the name of the Company or by another person, or by a criminal indictment from which he was acquitted, or by a criminal indictment in which he was convicted by an offense that does not require proof of criminal intent.

133.4	Any liability or other costs for which it is permitted or it will be permitted to indemnify an officer.

134.
Subject to the provisions of the Companies Law, nothing in the provisions of these Articles can limit the Company in any way, in respect to entering into an insurance contract or in respect to granting an exemption or indemnification;

134.1	In respect to an officer or a director in another Company, insofar as the insurance, the exemption or the indemnification; are not prohibited according to any law.

134.2	In respect to someone who is not an officer or a director in another Company, including but without derogating from the generality of the aforesaid, employees, contractors or consultants.

Dividends, Funds and Capitalization of Funds and Profits

135.
The Board of Directors is entitled, before it decides to distribute dividends, as mentioned in Article 137 hereafter, to allocate out of the profits any sums, as it shall see fit and subject to relevant law, to a general fund or to a reserve fund for the distribution of dividends, for the distribution of bonus shares or for any other purpose, as the Board of Directors shall see it fit according to its discretion. According to the discretion of the Board of Directors the Company’s profits which the Board of Directors has decided not to distribute as dividends shall pass on to the following year.

136.
Until it uses these funds, the Board of Directors is entitled to invest the amounts that were allocated as mentioned above and the fund monies, in any investment, as he shall see it fit, to take care of these investments, to change them or to use them otherwise, and it is entitled to divide the reserve fund to special funds, and to use each fund or part of its for the business purposes of the Company, without holding it separate from the other assets of the Company, all according to the discretion of the Board of Directors and at the terms that it determined.

137.
Subject to the provisions of the Companies Law, the Board of Directors is entitled to decide on distributing dividends.  The Board of Directors which decides on distributing dividends is entitled to decide that the dividend shall be paid, all of in part, in cash or by the distribution of actual assets, including securities or in any other manner, according to its discretion.

138.

138.1	(a)
Subject to the provisions of the Companies Law, the Board of Directors is entitled to decide on the issuance of bonus shares and to change some of the Company’s profits into share capital, as defined in section 302 (b) of the Companies Law, from a premium on shares or from any other source which is included in its equity, that are stated in its last financial statements, in an amount that shall be stipulated by the Board of Directors and which shall not be less than the par value of the bonus shares.

(b)
The Board of Directors which decides on the issuance of bonus shares will determine whether all such bonus shares will be of one class for all shareholders, without taking into consideration the classes of Company's shares held by them, or whether the bonus shares issued to each of the shareholders will be in the same class as the shares held by such shareholder.

(c)	Bonus shares which shall be issued according to this Article shall be considered as fully paid.

138.2
The Board of Directors which decides on the issuance of the bonus shares may decide to transfer to a special fund designated for future distribution of bonus shares, an aggregate amount of money adequate for conversion into a number of bonus shares sufficient for grant of bonus shares to those who are entitled to the grant, at the time of the issuance, if choosing to exercise the right to purchase the shares on the record date (including a future right to purchase) (for purposes of this Article the "Record Date").  In the event that the above mentioned right owner shall choose to use the right to purchase all or some of such shares after the Record Date, the Company shall issue bonus shares with the same par value and which would have been received by him or her if he or she had exercised such right immediately prior to the Record Date, by converting the appropriate part of the above mentioned designated fund into the Company's share capital.  The bonus shares shall entitle their owner to participate in the distribution of cash dividends or bonus shares commencing on the date determined by the Company's Board of Directors.  With respect to the calculation of the amount to be transferred to the above mentioned fund, each amount that has been transferred to the fund for previous distribution of bonus shares shall be regarded as if the shares entitled to be acquired by the right owners as bonus shares were capitalized and issued.

139.
Subject to the accompanying rights for the types of shares issued in the Company and the provisions of these Articles, dividends or bonus shares, shall be distributed to the shareholders relative to the par value of each share, without taking into consideration each premium that was paid for it.

140.	For executing a decision regarding the distribution of dividends or the issue of bonus shares the Board of Directors is entitled:

140.1	To settle as he shall see fit any difficulty that shall arise in respect to this and to take any steps that it shall see fit in order to overcome this difficulty.

140.2
To decide that fractions or fractions of a sum which is lower than a certain sum that shall be determined by the Board of Directors, shall not be brought into consideration for matching the right of the shareholders or for selling fractions of shares and to pay the consideration (net) to those entitled to it.

140.3
To authorize to sign in the name of the shareholders any contract or other document that shall be required for validating an issue and/or distribution, and especially, to authorize to sign and to submit a written document as mentioned in section 291 of the Companies Law for registration.

140.4	To determine the value of certain assets that shall be distributed and to decide that payments in cash shall be paid to shareholders based on the value that was determined.

140.5	To confer cash or certain assets to trustees in favor of those entitled to them, as the board of director shall see it to be effective.

140.6	To make any arrangement that shall be required according to the Board of Directors in order to allow the issue, or the distribution, respectively.

141.	Dividends or other benefiting rights in respect to the shares shall not bear interest or linkage differences.

142.
The Board of Directors is entitled to detain any dividends or bonus shares or other benefiting rights in respect to a share that the consideration that was determined for it, all of in part, was not paid to the Company, and to collect any amount as mentioned or consideration that shall be received from selling any bonus shares or other benefiting right, on account of the debts or the obligations in respect to the said share, and this is whether this share was solely owned by the owing shareholder or whether it was jointly owned with other shareholders.

143.
The Board of Directors is entitled to delay any dividend or bonus shares or other benefit right for a share regarding which a person is entitled to be registered as its owner in the registry or that is entitled to transfer it, according to Articles 28 or 30 above, respectively, until this person shall be registered as the owner of the share or until he shall lawfully transfer it, respectively.

144.
The Board of Directors is entitled to determine, from time to time, the payment methods of the dividends or the issue of bonus shares or transferring them to those entitled to them and provisions, procedures and arrangements in respect to them, both regarding the Registered Shareholders and regarding the shareholders who are not registered. Without derogating from the generality of the aforesaid, the Board of Directors is entitled to determine as follows:

144.1	(a)
Subject to the provisions in sub-Article (b) hereafter, dividends or money that shall be distributed to the Registered Shareholders shall be paid to the Registered Shareholder, by sending a check by mail to his address, as it is registered in the Shareholders Registry in respect to the share. Any delivery of a check as mentioned shall be done at the risk of the Registered Shareholder; without derogating from the aforesaid, the Board of Directors is entitled to determine that the dividend amount which is lower than a certain amount that shall be determined by the Board of Directors, shall not be sent by a check, as mentioned, and the provisions of sub- Article (b) shall apply to it as follows.

(b)
The Board of Directors is entitled to determine that the payment of dividends or monies that shall be distributed to the Registered Shareholders shall be made at the office or at any other place that shall be determined by the Board of Directors.

144.2
The dividend which shall be distributed to the shareholders that are not registered shall be transferred to the said shareholders by a Nominee Company or in any other way that shall be determined by the Board of Directors.

145.
If two or more are registered in the registry as joint shareholders of a share, each of them is entitled to give a valid receipt for any dividend, share or other security, or other monies or benefit rights that are due for the share.

The Company’s Documents

146.

146.1	The shareholders shall have the right to review the Company’s documents that are specified in sections 184 of the Companies Law, subject to the fulfillment of the terms that were determined for this.

146.2
The shareholders shall not have the right to view the Company’s documents or any part of them, unless they were given such right according to law or according to these Articles or if they were authorized for this by the Board of Directors, as stipulated under Article 146.1 above.

147.
Subject to the provisions of any law, any book, booklet or registry that the Company is required to conduct, according to law or according to these Articles of Association, shall be conducted by technical means, or others, as the Board of Directors shall decide.

Financial Statements

148.	The financial statements of the Company shall be signed by whoever will be authorized for this purpose by the Board of Directors, as required under law.

Auditor Accountant

149.	An auditor accountant or auditor accountants shall be appointed in each Annual Meeting, and shall serve in their position until the end of the next Annual Meeting.

150.

150.1	If an auditor accountant was appointed to the Company, the Board of Directors shall determine his salary for his auditing activities, according to the discretion of the Board of Directors.

150.2	The wages of the auditor accountant for additional services to the Company which are not auditing activities shall be determined by the Board of Directors, according to his discretion.

Notices

151.
Giving notices or delivery documents to the shareholders and to the Nominee Company, according to the provisions of the law or according to these Articles shall be done in one of the manners mentioned in this chapter hereafter.

152.	A notice of a general meeting shall be delivered as mentioned in Article 53 above.

153.

153.1
Without derogating from the aforesaid, the Company is entitled to deliver a notice or a document to a shareholder, by personal delivery or by facsimile or by mail delivery or by email delivery; mail delivery shall be made to the address of the shareholder, registered in the Shareholders Registry, or if there is no such registered address, according to the address that was given to the Company by him for delivering notices to him. A notice that was delivered by facsimile shall be sent to the shareholder, in accordance with the facsimile number that was given to him to the Company. A notice that was delivered by electronic mail, shall be sent to the shareholder according to the electronic mail address that was given by him to the Company.

153.2	(a)	A notice or a document that was personally delivered to a shareholder shall be considered as delivered to him at the time it was personally delivered to him.

(b)
A notice or document that was sent by mail, shall be considered properly delivered, if given to the post office for delivery when they bear the correct address and are lawfully stamped. The delivery shall be considered executed at the time when the letter was delivered by ordinary mail, and not later than three days from the date on which the letter was delivered to the post office which contains the notice as mentioned.

(c)	The notice that was sent by facsimile or by electronic mail shall be considered as if delivered twenty four hours after it was sent.

154.
Without derogating from the aforesaid, the Company is entitled to deliver a notice to the shareholders by publishing the notice one time, in two daily newspapers that are published in Israel, in the Hebrew language, in addition and in place of delivering the notice as mentioned in Article 153 above. The publication date in a newspaper shall be considered as the date on which the notice was received by the shareholders.

155.	The Company is entitled to notify of delivery of the documents in the office or at any other place that shall be determined by the Board of Directors or in any other manner, including by the internet.

156.
In respect to joint owners of a share, the Company is entitled to deliver a notice or document by sending them to a shareholder whose name is first mentioned in the Shareholders Registry, regarding that share.

157.
Any person that received a right to any share, by virtue of the law, according to a transfer or by any other manner, a notice in respect to that share, that was lawfully given to the person from which his right to that share originated, before his details were registered in the registry.

158.
Any document or message that were delivered to a shareholder in a Company, in accordance with the provisions of these Articles shall be considered as if they are lawfully delivered in spite of the death, bankruptcy or dissolution of that same shareholder, or the assignment of the right to the share, according to law (whether the Company know of this or not) as long as another was not registered in his place as a shareholder, and the delivery as mentioned shall be considered for any purpose as sufficient regarding any person that is interested in these same shares and/or that is entitled to them by virtue of assigning the right, according to law, whether together with that same shareholder or by it virtue or in its place.

159.
Subject to the provisions of any law, a shareholder, a director or any other person, who is entitled to receive a notice according to these Articles, may waive its receipt, whether in advance or after the fact, whether for a special case or in general, and once it did so, this shall be considered as if a lawful notice was delivered, and any proceeding or action, for which a notice had to be given, shall be considered valid and in force.

160.
A written approval signed by the director or by the secretary of the Company regarding the delivery of a document or giving a notice in any of the manners specified in these Articles, shall be considered as decisive proof regarding any detail included in it.

161.
As long as an early notice of a number of days or notice which is valid for a period of time must be given, the delivery date shall be counted in the number of days or period, except if otherwise mentioned. If a notice was given in more than one of the manners specified above, it shall be regarded as if it was received at the earliest time in which it is considered delivered, as mentioned above.

Merger

162.
The approval of a merger according to the first chapter of the eighth part of the Companies Law shall be by an ordinary majority in the general meeting or in a meeting of a type of share, respectively, all subject to the provisions of any law.

Liquidation

163.
Subject to the provisions of any law, the liquidator is entitled, whether by voluntary dissolution or by another manner, according to a decision of the general meeting that was adopted by an ordinary majority, to distribute between the shareholders, the surplus assets, all or in part, and the liquidator is entitled , according to a decision of the general meeting that was adopted by an ordinary majority to deposit any part of the surplus assets in the hands of trustees who shall hold it in trust in favor of the shareholders, as the liquidator shall see fit. For distributing the surplus assets, the liquidator is entitled to determine the value of the assets that are to be distributed and to decide how the distribution shall be executed between the shareholders taking into consideration the accompanying rights for the types of different shares in the Company owned by them.

Bearer Share Deed

164.
Subject to the provisions of any law, the Company is entitled to issue a share deed for a share that was paid in full in accordance with the provisions that shall be determined by the Board of Directors of the Company in this matter, and in such case the share shall be registered in accordance with sections 130 (a) (2) of the Companies Law, and the name of the shareholder shall be removed from the Shareholders Registry.

Internal Auditor

165.	The organizational supervisor of the internal auditor shall be the chairman of the Board of Directors, or, if the Board of Directors determined – the CEO of the Company.

166.
Proposals for annual work plans shall be submitted by the internal auditor for approval of the Board of Directors of the Company, or, if the Board of Directors determined – for approval of the audit Committee.